SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________________________
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
___________________________________

SONIC JET PERFORMANCE, INC.
(Exact name of registrant as specified in its charter)

          COLORADO                                      84-1383888
(State or other jurisdiction of                      (I.R.S. Employer
incorporation or organization)                      identification No.)

15662 Commerce Lane
Huntington Beach, California 92649
(714) 895-8840
(Address of principal executive offices)
________________________________________________

ADVISORY AND CONSULTING AGREEMENTS
(Full title of plan)
________________________________


Madhava Rao Mankal, Chief Financial Officer
15662 Commerce Lane
Huntington Beach, CA 92649
(Name and address of agent for service)
(714) 895-0944
(Telephone number, including area code of agent for service)

Copy to:
Catherine Basinger, Esq.
Basinger & Alonzo, Attorneys at Law.
301 East Ocean Blvd., Suite 640
Long Beach, CA 90802
(562) 983-0660

CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------
                          Proposed maximum Proposed maximum
Title of     Amount to be offering price aggregate offering
Securities   registered   price
				  Per share		Amount of
to be		 	                        registration
registered				             fee

-----------------------------------------------------------------------

Common Stock       1,500,000     .20            $300,000     $60.00
($0.001 par value)


-----------------------------------------------------------------------

TABLE
(1) Estimated solely for the purpose of determining the amount of registration fee and pursuant to Rules
 457(c) and 457 (h) of the General Rules and Regulations under the Securities Act of 1993, based upon the exercise price of 1,000,000 shares for consultants at $0.20 per share, which is the average of the bid and asked prices per share of the registrant's common stock reported by the OTC Nasdaq Stock Market on January 29, 2002.
(2) Estimated solely for the purpose of determining the amount of registration fee and pursuant to Rules
 457(c) and 457 (h) of the General Rules and Regulations under the Securities Act of 1993, based upon the exercise price of 500,000 shares issuable under the Sonic Jet Performance Corporation's 2000
 Stock Option Plan described herein (the "Plan") at $0.20, which is the average of the bid and asked prices per share of the registrant's common stock reported by the OTC Nasdaq Stock Market on January 29, 2002.



                                    PART I

             INFORMATION REQUIRED IN THIS SECTION 10(a) PROSPECTUS


Item 1.   Plan Information.*

Item 2.   Registrant Information and Employee Plan Annual Information.*

          *Information required by Part 1 to be contained in the Section 10(a) prospectus is omitted from the registration statement in accordance with Rule 428 under the Securities Act of 1933 and the Note to
 Part I of Form S-8.


                                    PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

        The following documents filed by Sonic Jet Performance
 Corporation (the "Company") with the Securities and Exchange Commission (the "Commission") are incorporated by reference herein:

(a) the Company's annual report on Form 10-KSB for the fiscal year ended December 31, 1999 and December 31, 2000;

(b) all other reports filed by the Company pursuant to Section 13(a) or Section 15 (d) of the
Securities Exchange Act of 1934, as amended
(the "Exchange Act"), since December 31, 2000 through the date hereof;

(c) any document filed by the Company
with the Commission pursuant to Sections 13(a), 3( c), 14 or 15(d) of the Exchange Act subsequent to the date hereof, but prior to the filing of a post-effective amendment to this Registration Statement which Indicates that all shares of Common Stock registered hereunder have been sold or that deregisters all such shares of common Stock then remaining unsold, such documents being deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents.

Item 4. Description of Securities

        Not applicable.

Item 5. Interests of Named Experts and Counsel

        Not applicable.

Item 6. Indemnification of Directors and Officers

        Section 7-109-103 of the Colorado Business
Corporation Act ("CBCA") provides for mandatory indemnification, if a director or officer of a corporation is successful on the merits or otherwise, in defense of any proceeding, whether third party or derivative.

	Colorado law allows a corporation to indemnify its directors, officers, employees, fiduciaries and agents against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with an action or proceeding if that person to be indemnified acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation. In the case of a shareholder derivative suit, the person will be indemnified if he was not adjudged liable or, in the case of any other proceeding, the person was not adjudged liable for receiving an improper personal benefit (CBCA ss.7-109-102).
Indemnification in a shareholder derivative action is limited to reasonable expenses.
a person will be indemnified if that person did not have reasonable cause to believe that his conduct was unlawful (CBCA ss.7-109-102(1)).

	Colorado law also allows for indemnification in actions or proceedings even if the person to be indemnified was adjudged to be liable or did not meet the standards for indemnification as described above. Indemnification must be determined by the same court that adjudged such person liable or another court of competent jurisdiction. Only directors and officers are entitled to apply for mandatory indemnification
(CBCA ss.7-109-105, ss.7-109-107).

	Colorado requires that indemnification
 payments (other than court ordered payments and advancement of expenses) may be made only on a case-by-case basis (CBCA ss.7-109-106). Advance payments may be made covering expenses if the individual to be indemnified furnishes the corporation with a written affirmation of his good faith belief that he has met the standard of conduct necessary for indemnification and undertakes to repay such payments if indemnification is later determined to not be available to that individual
(CBCA ss.7-109-104).

	The aforementioned indemnification provisions under Colorado law are non-exclusive. Indemnification of directors of a Colorado corporation is governed by statute but a Colorado corporation may grant additional or greater indemnification rights to officers, employees, fiduciaries and agents through its bylaws, or through an agreement, a vote of shareholders, or a vote of disinterested directors, both as to action in a person's official capacity, and as to action in another capacity while holding office (CBCA ss.53-11-4.1(G)). A Colorado corporation may also have the power to purchase insurance or other similar protection against liability whether or not the person was entitled to indemnification as described in the section above (CBCA ss.7-109-107).

	The articles of incorporation of a corporation organized under the law of Colorado may also contain a provision, which may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty. However, no such provision can eliminate or limit a director's liability for (i) for breach of the director's duty of loyalty, (ii) for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (iii) for willful or negligent conduct in paying dividends or repurchasing stock out of other than lawfully available funds, or (iv) for any transaction from which the director derives an improper personal benefit (CBCA ss.7-108-401).

	The Colorado law also states that
no director or officer will be personally liable for any injury to a person or party unless the director or officer giving rise to the litigation or the director or officer committed a criminal offense in connection with the situation (CBCA ss.7-108-402).

	With respect to the performance of a director's duty, Colorado allows a director to rely in good faith on opinions, information, reports and financial data presented to him by officers or employees of the company, counsel and accountants as to matters which the director reasonably believes to be in the expert competence of such person, and committees of the board on which the director does not serve (CBCA ss.7-108-401).

	Colorado directors have additional protection from liability from the "conflicting interest transaction" provisions of Colorado law which state that no loan, contract, or transaction between a corporation and a director will be voidable, enjoined, set aside or give rise to an award of damages in a proceeding by shareholders, solely because the conflicting interest transaction involves a director of the corporation or an entity in which a director of the corporation is a director or officer or has a financial interest or solely because the director is present at or participates in the meeting of the corporation's board of directors or of the committee of the board of directors which authorizes, approves, or ratifies the conflicting interest transaction or solely because the director's vote is counted for such purpose if the director's interest was disclosed to the board of directors or shareholders of the corporation (if shareholders are entitled to vote on the transaction) and the transaction is fair to the corporation at the time it is approved
(CBCA ss.7-108-501)

	The registrant believes that these provisions assist the registrant in, among other things, attracting and retaining qualified persons to serve the registrant and its subsidiary. However, a result of such provisions could be to increase the expenses of the registrant and effectively reduce the ability of stockholders to sue on behalf of the registrant since certain suits could be barred or amounts that might otherwise be obtained on behalf of the registrant could be required to be re-paid by the registrant to an indemnified party.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

	The Exhibits to this registration statement are listed in the index to Exhibits on page 8.

Item 9. Undertakings

(a)     The undersigned registrant hereby undertakes::

(1) To file during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required
by Section 10(a)(3) of the securities Act 1933:

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement:

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraph (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraph is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15 (d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendments shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by mean of a post-effective amendment any of the securities being registered hereunder that remain unsold at the termination of the offering.

(b) The undersigned Company hereby undertakes that for purposes of determining any liability under the Securities Act of 1933, each filing of the company's annual report pursuant to Section 13 (a) or Section 15 (d) of the Securities and Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the above-described provisions or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities act of 1933 and is, therefore, unenforceable.
In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.



SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a form S-8 and has duly caused this Registration
Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Huntington Beach, State of California on January 30, 2002.

                                       Sonic Jet Performance, Inc.


                                       By /s/ Madhava Roa Mankal
                                       --------------------------------
Madhava Rao Mankal, Chief Financial       Officer, and Interim CEO

















     Pursuant to the requirements of the Securities
Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature                 Title                               Date
----------------          ----------------------              ----

/s/ Madhava Rao Mankal	   CFO and Interim CEO		January 30, 2002
---------------------
Madhava Rao Mankal

/s/ George Moseman	   Director                    January 30, 2002
---------------------
George Moseman












































INDEX TO EXHIBITS

      Exhibit
	Number				Description
--------    -----------------------------------------------------
4.1 Sonic Jet Corporation 2000 Stock Option Plan &
Advisory and Consulting Agreement
5.1 Opinion of Katherine Basinger, Esq.
23.1 Consent of Michael Johnson & Company, LLC
23.2 Consent of Katherine Basinger, Esq.
(contained in Exhibit 5.1 of this registration statement


Exhibit 4.1	Sonic Jet performance Corporation 2000 Stock
 Option Plan & Advisory and Consulting Agreement

			Number of Shares/Options

4.1 (a)			500,000
4.1 (b)			1,000,000